Exhibit 99.2

Tenet Completes Sale of UK-Based Aspen Healthcare to
NMC Healthcare UK Limited

DALLAS – August 20, 2018 – Tenet Healthcare Corporation (NYSE: THC) today announced that it has completed the sale of Aspen Healthcare Ltd., which operates nine healthcare facilities in the United Kingdom, to NMC Healthcare UK Limited (“NMC”).
Aspen’s portfolio of facilities includes: Cancer Centre London, The Chelmsford, Claremont Private Hospital, The Edinburgh Clinic, Highgate Private Hospital, The Holly Private Hospital, Midland Eye, Nova Healthcare and Parkside Hospital. With this transaction, Tenet no longer has operations in the United Kingdom.
About Tenet Healthcare
Tenet Healthcare Corporation is a diversified healthcare services company with 115,000 employees united around a common mission: to help people live happier, healthier lives. Through its subsidiaries, partnerships and joint ventures, including United Surgical Partners International, the Company operates general acute care and specialty hospitals, ambulatory surgery centers, urgent care centers and other outpatient facilities. Tenet’s Conifer Health Solutions subsidiary provides technology-enabled performance improvement and health management solutions to hospitals, health systems, integrated delivery networks, physician groups, self-insured organizations and health plans. For more information, please visit www.tenethealth.com.
The terms “THC”, “Tenet Healthcare Corporation”, “the company”, “we”, “us” or “our” refer to Tenet Healthcare Corporation or one or more of its subsidiaries or affiliates as applicable.
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Investor Contact: Brendan Strong 469-893-6992 investorrelations@tenethealth.com	Media Contact: Lesley Bogdanow 469-893-2640 mediarelations@tenethealth.com

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